Item 77k:

Effective June 25, 2015, Deloitte & Touche LLP (“D&T”) was replaced as the independent registered public accounting firm to each series (the “Funds”) of the following trusts: Alpine Series Trust (on behalf of its series, Alpine Dynamic Dividend Fund, Alpine Accelerating Dividend Fund, Alpine Financial Services Fund, Alpine Small Cap Fund, Alpine Transformations Fund and Alpine Equity Income Fund); Alpine Equity Trust (on behalf of its series, Alpine International Real Estate Equity Fund, Alpine Realty Income & Growth Fund, Alpine Cyclical Advantage Property Fund, Alpine Emerging Markets Real Estate Fund, and Alpine Global Infrastructure Fund); and  Alpine Income Trust (on behalf of its series, Alpine Ultra Short Municipal Income Fund, and Alpine High Yield Managed Duration Municipal Fund) (the “Trusts”).  The Board of Trustees of each Trust approved the dismissal upon recommendation by the Audit Committee of each Board.

D&T’s reports on the Funds’ financial statements for the two most recent fiscal years ended October 31,2014 and October 31, 2013 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds’ two most recent fiscal years ended October 31, 2014 and October 31, 2013 and during the period from the end of the most recently completed fiscal year through the date of this Form N-SAR, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trusts have provided D&T with a copy of the foregoing disclosures and have requested D&T to furnish them with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T to the Securities and Exchange Commission is filed as an exhibit hereto.

On June 25, 2015, upon recommendation of the Audit Committee of each Trust's Board of Trustees, each Trust’s Board of Trustees approved the engagement of Ernst & Young LLP (“E&Y”) as each Fund's independent registered public accounting firm for the fiscal year ended October 31, 2015. The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Trusts or the Boards of Trustees with the performance of the Funds' prior independent registered public accounting firm, D&T.

During the Funds' fiscal years ended October 31, 2014 and October 31, 2013, and during the period from the end of the most recently completed fiscal year through the date of this Form N-SAR neither the Funds, nor anyone on their behalf, consulted with E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a “disagreement” (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a “reportable event” (as described in paragraph (a)(1)(v) of said Item 304).

June 26, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of Alpine Series Trust’s (on behalf of its series, Alpine Dynamic Dividend Fund, Alpine Accelerating Dividend Fund, Alpine Financial Services Fund, Alpine Small Cap Fund, Alpine Transformations Fund and Alpine Equity Income Fund) (Commission File No. 811-10405) Form N-SAR, and have the following comments:

1.	We agree with the statements made in the first four paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the last two paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP